Exhibit (a)(1)(A)
Offer to Purchase for Cash
Up to 150,375,940
Position Holder Trust Interests of
Life Partners Position Holder Trust
and
Up to 225,563,910
IRA Partnership Interests of
Life Partners IRA Holder Partnership, LLC
for
$0.133 Per Interest in Cash
by
Life Settlement Liquidity Option, LLC
a wholly-owned subsidiary of
Anchorage Illiquid Opportunities Master VI (B), L.P.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, DECEMBER 17, 2018, UNLESS THE OFFER IS EXTENDED.
The tender offers are being made by Life Settlement Liquidity Option, LLC, a Delaware limited liability company, referred to as “Offeror.” Offeror is a wholly-owned subsidiary of Anchorage Illiquid Opportunities Master VI (B), L.P., a Cayman Islands exempted limited partnership, referred to as “Parent.” Anchorage Capital Group, L.L.C., a Delaware limited liability company, is the investment manager of Parent and the Offeror. Offeror is offering to purchase up to 150,375,940 of the outstanding position holder trust interests of Life Partners Position Holder Trust, a trust organized under the laws of the State of Texas, referred to as the “Trust.” These interests are referred to as the “Trust Interests.” Offeror is also offering to purchase up to 225,563,910 of the outstanding IRA Partnership Interests of Life Partners IRA Holder Partnership, LLC, a Texas limited liability company, referred to as the “Partnership.” These interests are referred to as the “Partnership Interests.” The Trust Interests and the Partnership Interests are sometimes together referred to as the “Interests.” “We,” “our” or “us” refer to Offeror and/or Parent. “You” refers to holders of Trust Interest or Partnership Interests, to whom the tender offers are being made.
The tender offers are being made at a price $0.133 for each Trust Interest or Partnership Interest, net to you in cash, without interest thereon. However, we may deduct from the purchase price any applicable withholding taxes and the amount of any dividends, distributions and other remittances paid by the Trust or the Partnership, as applicable, based upon a record date occurring from the date of this Offer to Purchase until the date and time the Trust Interests and the Partnership Interests are accepted by us for payment. This Offer to Purchase and the related Assignment Forms, which may be amended or supplemented from time to time, together constitute, and are referred to as, the “Offer.” While for convenience we refer to the offer to purchase the Trust Interests and the offer to purchase the Partnership Interests together as constituting the Offer, the two offers are separate. Each offer is subject to a separate maximum number of Interests that Offeror is offering to purchase, and each will be separately prorated if it is oversubscribed, without regard to subscriptions tendered in the other offer.
THE OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING OR UPON ANY MINIMUM NUMBER OF TRUST INTERESTS OR PARTNERHSIP INTERESTS BEING TENDERED. THE OFFER IS SUBJECT TO OTHER CONDITIONS. SEE SECTION 12 — “CONDITIONS TO THE OFFER.”
Neither the Trust Interests nor the Partnership Interests are listed or traded on any exchange or any over-the counter-trading platform. Accordingly, you may not be able to obtain current quotations for your Interests.
The Information Agent for this offer is:
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Call Toll-Free: (866) 767-8986
The date of this Offer to Purchase is November 13, 2018.

IMPORTANT
If you desire to tender all or any portion of your Trust Interests or Partnership Interests to us pursuant to the Offer, you should:
•
Complete and sign the appropriate Assignment Form in accordance with the instructions in the Assignment Form.

•
If you are tendering Trust Interests, please use the WHITE Assignment Form.

•
If you are tendering Partnership Interests, please use the YELLOW Assignment Form.

•
Mail or deliver the Assignment Form and any other required documents to Computershare Trust Company, N.A., which is acting as the Depositary for the Offer, to the address and in the manner described in Section 2 — “Procedure for Tendering Interests.”

Your completed Assignment Form, and any other required documents, must be received by the Depositary no later than 5:00 p.m. New York City time on December 17, 2018, which is the expiration time and date of the Offer. See Section 2 — “Procedure for Tendering Interests.”
We are not making the Offer to, and will not accept any tendered Interests from, holders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to holders of Interests in any such jurisdiction.
We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Interests in the Offer. We have also not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase. If anyone makes any recommendation or gives any such information or representation, you must not rely upon such recommendation, information or representation as having been authorized by us.
Questions and requests for assistance or for additional copies of this Offer to Purchase or the related Assignment Form may be directed to Georgeson LLC, which is serving as Information Agent for the Offer, at the address and telephone number on the back cover of this Offer to Purchase.

i

SUMMARY TERM SHEET
The following summary highlights selected information from this Offer to Purchase. We urge you to read the remainder of this Offer to Purchase and the appropriate Assignment Form carefully, because the information in the summary is not complete and the remainder of this Offer to Purchase and the Assignment Forms contain important information.
Securities Sought
Up to 150,375,940 of the outstanding position holder trust interests of Life Partners Position Holder Trust, referred to as the “Trust Interests”; and
Up to 225,563,910 outstanding IRA partnership interests of Life Partners IRA Holder Partnership, LLC, referred to as the “Partnership Interests.”

Price Offered Per Interest
$0.133 per Interest in cash, without interest.
We may deduct from the purchase price any withholding taxes and the amount of any dividends, distributions and other remittances paid by the Trust or the Partnership, as applicable, based upon a date occurring from the date of this Offer to Purchase until the date and time the Trust Interests and the Partnership Interests are accepted by us for payment.

Acceptance of the Offer
To accept the Offer —
•
Holders of the Trust Interests must complete and return the WHITE Assignment Form; and

•
Holders of the Partnership Interests must complete and return the YELLOW Assignment Form,

together with any other required documents.

Scheduled Expiration of Offer	Monday, December 17, 2018 at 5:00 PM
Purchaser	Life Settlement Liquidity Option, LLC, referred to as “Offeror,” a wholly-owned subsidiary of Anchorage Illiquid Opportunities Master VI (B), L.P., referred to as “Parent.”
What is an Interest?
The term “Interest” refers to a Position Trust Interest, represented by a unit of beneficial interest, in the Life Partners Position Holder Trust (referred to as the “Trust”); or to an IRA Partnership Interest, represented by a unit of the IRA Holder Partnership, LLC (referred to as the “Partnership”).
What is the Offer?
The Offer refers to both the offer to purchase the Trust Interests and the offer to purchase Partnership Interests. While for convenience we refer to the offer to purchase the Trust Interests and the offer to purchase the Partnership Interests together as constituting the Offer, the two offers are separate. Each offer is subject to a separate maximum number of Interests that Offeror is offering to purchase, and each will be separately prorated if it is oversubscribed, without regard to subscriptions tendered in the other offer. The two offers are, however, conditioned on one another. We will not close one without closing the other at the same time. Also, we will not extend one of the offers unless both are extended.
Who is offering to buy my Interests in the Offer?
Life Settlement Liquidity Option, LLC is a Delaware limited liability company formed for the purpose of acquiring the Interests. Offeror is a wholly-owned subsidiary of Anchorage Illiquid Opportunities Master VI (B), L.P., a Cayman Islands exempted limited partnership and an investment fund. Anchorage

Capital Group, L.L.C. (referred to as “ACG”), a Delaware limited liability company, is the investment manager of Parent and Offeror. As of June 30, 2018, ACG had approximately $16.5 billion of assets under management, including assets of the Anchorage Illiquid Opportunities VI funds and other investment funds managed by ACG. See Section 9 — “Information Concerning the Purchaser and Its Affiliates.”
We do not presently own any Trust Interests or Partnership Interests.
Why are you making the Offer?
We are making the Offer because we believe that the Interests are an attractive long term investment. In part because the Trust and the Partnership under their charter documents are prohibited from facilitating a market in the Interests, no such market exists where we could acquire the Interests. The Offer will provide liquidity to those holders of Interests desiring to sell, while giving us an opportunity to invest in the Interests, which we currently intend to hold as a long term investment. See Section 11 — “Purpose of the Offer; Plans for the Trust and the Partnership.”
How many Interests are you seeking in the Offer?
We will purchase up to 150,375,940 in the aggregate of Trust Interests and up to 225,563,910 in the aggregate of Partnership Interests that are tendered in the Offer. This offer is not conditioned on any minimum number of Interests being tendered. See “Introduction” and Section 1 — “Terms of the Offer; Proration.”
How much are you offering to pay and what will be the form of payment?
We are offering to pay you $0.133 for each Trust Interest and for each Partnership Interest that is tendered in the Offer. However, we may deduct from the purchase price any withholding taxes and the amount of any dividends, distributions and other remittances paid by the Trust or the Partnership, as applicable, based upon a record date occurring from the date of this Offer to Purchase until the date and time the Trust Interests and the Partnership Interests are accepted by us for payment.
We will pay the purchase price for the Interests we purchase in cash. Payment will be made promptly following expiration of the Offer, in accordance with applicable law. We will not pay interest on the purchase price, even if there is a delay in making payment.
Will I have to pay brokerage commissions if I tender my Interests?
No. You will not have to pay brokerage commissions or similar expenses.
What happens if holders of Interests tender more Interests than you are willing to buy?
We are offering to purchase up to 150,375,940 in the aggregate of Trust Interests and up to 225,563,910 in the aggregate of Partnership Interests. Under applicable rules of the Securities and Exchange Commission (referred to as the “SEC”), if holders of Interests tender more than 150,375,940 Trust Interests or more than 225,563,910 Partnership Interests, we may purchase up to an additional 2% of the outstanding Trust Interests and/or 2% of the outstanding Partnership Interests, respectively, without extending the Offer. Also, we may amend the Offer to purchase more Trust Interests or Partnership Interests, and extend the Offer as required by the rules of the SEC.
If holders of Trust Interests tender more than the number of Trust Interests that we are willing to buy, we will purchase the Trust Interests on a pro rata basis. Similarly, if holders of Partnership Interests tender more than the number of Partnership Interests that we are willing to buy, we will purchase the Partnership Interests on a pro rata basis. This means that we will purchase from you the number of Interests calculated by multiplying the number of Interests you properly tendered by a proration factor.
The proration factor will be calculated separately for the Trust Interests and for the Partnership Interests. In each case, the pro ration factor will equal the number of Interests we are willing to buy divided by the total number of Interests properly tendered by all holders of Trust Interests or Partnership Interests, as applicable. For example, assuming the number of Interests we agree to buy remains unchanged at 150,375,940 Trust Interests and 225,563,910 Partnership Interests, and 300,751,880 Trust Interests and

451,127,820 Partnership Interests are tendered, we will purchase 50% of the number of Trust Interests and 50% of the number of Partnership Interests that you tender. We will make adjustments to avoid purchases of fractional Interests. See Section 1 — “Terms of the Offer; Proration.”
If you prorate, when will I know how many Trust Interests and Partnership will actually be purchased?
If proration of tendered Interests is required, we do not expect to announce the final results of proration or pay for any Trust Interests or Partnership Interests until at least five (5) trading days after the expiration date of the Offer. This is because we may not know the precise number of Trust Interests and Partnership Interests properly tendered until all supporting documentation for those tenders are reviewed. Preliminary results of proration will be announced by press release as promptly as practicable. Holders of Interests may obtain this preliminary information from the Information Agent at its telephone number set forth on the back cover of this Offer to Purchase.
Do you have the financial resources to make payment?
Yes. If 150,375,940 of Trust Interests and 225,563,910 of Partnership Interests are tendered in the Offer, Parent, an investment fund, has committed and immediately available funds in an amount sufficient to pay the purchase price for the Interests and to pay the expenses of the Offer. We expect to fund these costs from capital available to Parent via commitments from investors. See Section 10 — “Source and Amount of Funds.” The Offer is not subject to any financing condition.
How long do I have to tender my Interests?
You may tender your Interests until the Offer expires. The Offer will expire on December 17, 2018, at 5:00 p.m., New York City time, unless we extend it.
Can the Offer be extended and under what circumstances?
We may elect to extend the Offer beyond the initial expiration date of December 17, 2018 for any reason, although holders of Interests should not assume that we will necessarily do so. However, we will not extend the Offer past December 31, 2018. See Section 1 — “Terms of the Offer; Proration.”
How will I be notified if the Offer is extended?
If we extend the Offer, we will make a public announcement of the extension and the new expiration time. The announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. See Section 1 — “Terms of the Offer; Proration.”
What are the most important conditions to the Offer?
Our obligation to accept and pay for your tendered Interests depends upon the conditions set forth in Section 12 — “Conditions to Offer” (any of which may be waived by us), including but not limited to:
•
if we determine, in our reasonable discretion, that the Trust or the Partnership will be unable to register the assignment of the Interests accepted for payment in the Offer to the name of Offeror or its affiliate within three business days following expiration of the Offer;

•
the threat or existence of litigation that seeks to challenge or delay the Offer or that adversely affects the Offer or our ability to exercise ownership rights with respect to the Interests;

•
the existence of any law limiting our ability to consummate the Offer;

•
a general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States;

•
the declaration of a banking moratorium or any suspension of payments in respect of our bank or other banks in the United States, whether or not mandatory; or

•
the commencement or escalation of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States.

Also, we will only close each of the offer to purchase the Trust Interests and the offer to purchase the Partnership Interests if we close both. So, for example, if the conditions to the Offer are satisfied with respect to the Trust Interests but not with respect to the Partnership Interests, we will not close either of the offers.
How do I tender my Interests?
To tender Interests, you must deliver the applicable documents for the Offer to the Depositary, prior to the expiration of the Offer.
•
If you are tendering Trust Interests, you must complete and return the white Assignment Form.

•
If you are tendering Partnership Interests, you must complete and return the yellow Assignment Form.

If you are signing the Assignment Form in a representative capacity, you will also be required to furnish proof of your authority. See Section 2 — “Procedure for Tendering Interests.”
Am I required to physically deliver my Interests?
No. The Trust Interests are recorded in book entry form on a register of the Trust maintained by Magna Servicing, LLC, which serves as Servicer for each of the Trust and the Partnership. The Partnership Interests are recorded in book entry form on a register of the Partnership maintained by the Servicer for this purpose. Accordingly, there are no certificates or other physical or electronic indicia of ownership of the Interests that tendering holders are required to deliver to the Depositary. However, by delivering to the Depositary the applicable Assignment Form, and any other required documents, you will be deemed to have tendered your Interests for purposes of the Offer, and your tender may only be withdrawn as provided in Section 3 — “Withdrawal Rights.”
What are the consequences if the Trust or the Partnership makes a distribution on the Interests with a record date after the date of the Offer?
If the Trust or Partnership pays a dividend or makes a distribution or other remittance with respect to the Interests based on a record date occurring after the date of the Offer to Purchase until the date and time the Interests are accepted for payment by us, the purchase price per Interest in the Offer will be reduced by the cash paid per Interest, or if the dividend, distribution or other remittance consists of non-cash consideration, the purchase price per Interest will be reduced by the fair market value per Interest of the non-cash consideration, as determined by us in our reasonable discretion.
In addition, by tendering your Interests, you agree to assign to us all your rights to receive dividends, distributions and other remittances from the Trust or the Partnership, respectively, with respect to the tendered Interests with a record date from and after the time of acceptance of the Interests for payment pursuant to the Offer, even if the assignment of the Interests to us has not at the time been recorded on the register of ownership maintained on behalf of the Trust or the Partnership, as applicable, for this purpose.
Until what time can I withdraw previously tendered Interests?
You can withdraw Interests at any time before the expiration date of the Offer. See Section 1 — “Terms of the Offer; Proration” and Section 3 — “Withdrawal Rights.”
How do I withdraw previously tendered Interests?
To withdraw Interests, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the Interests. See Section 1 — “Terms of the Offer; Proration” and Section 3 — “Withdrawal Rights.”

If I decide not to tender, how will the Offer affect me?
If you decide not to tender your Interests, you will be unaffected by the Offer. You will still own the same amount of Interests, and the number of your Interests outstanding will not change. See Section 7 — “Effect of the Offer on the Market for the Interests.”
Do I have appraisal or dissenter’s rights?
There are no appraisal or dissenter’s rights available in connection with the Offer.
What does the trustee of the Trust and manager of the Partnership think of the Offer?
Mr. Eduardo Espinosa is the trustee of the Trust and the manager of the Partnership. In that capacity, Mr. Espinosa is required by law to communicate the views of the Trust and the Partnership regarding the Offer to holders of Interests no later than ten business days from the date the Offer is commenced. In satisfaction of this obligation, a Solicitation/Recommendation Statement on Schedule 14D-9 of the Trust and the Partnership has been included in the mailing to you together with this Offer to Purchase. The inclusion of the Schedule 14D-9 with this mailing is not and should not be considered a recommendation either by the Trust or the Partnership that you should accept or reject the Offer. As discussed in the Schedule14D-9, both the Trust and the Partnership express no opinion and are neutral regarding the Offer. Before you decide to accept or reject the Offer, you should read the Schedule 14D-9 in its entirety.
What is the market value of my Interests as of a recent date?
Offeror understands that there is no trading market for the Interests, which are not listed on any securities exchange or quoted on any trading platform. Accordingly, we are unable to provide any information on the market value of the Interests. See Section 6 — “Price Range of the Interests; Dividends.”
What are the U.S. federal income tax consequences of tendering Interests in the Offer?
Your receipt of cash for Interests properly tendered in the Offer will be a taxable transaction for U.S. federal income tax purposes. Generally, you will recognize gain or loss in an amount equal to the difference between the cash that you receive in the Offer and your adjusted tax basis in the Interests that you surrender in the Offer. That gain or loss will be a capital gain or loss if the Interests are capital assets in your hands and if you meet certain additional requirements. Any capital gain or loss will be long-term capital gain or loss if you have held the Interests for more than one year at the time the Offer is completed. The tax consequences that the Offer will have on you may vary depending on your particular circumstances. For a summary of the federal income tax consequences of the Offer, see Section 5 — “U.S. Federal Income Tax Consequences.” We recommend that you consult with your own tax advisor regarding the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdiction, to your particular situation.
Who can I talk to if I have questions about the Offer?
You may call Georgeson LLC, which is acting as the Information Agent for the Offer, toll free at (866) 767-8986. See the back cover of this Offer to Purchase. You may also visit the website for the Offer at http://www.LifePartnersTender.com.

To:
The Holders of Trust Interests of Life Partners Position Holder Trust, and the Holders IRA Partnership Interests of Life Partners IRA Holder Partnership, LLC

INTRODUCTION
The tender offers are being made by Life Settlement Liquidity Option, LLC, a Delaware limited liability company referred to as “Offeror.” Offeror is a wholly-owned subsidiary of Anchorage Illiquid Opportunities Master VI (B), L.P., a Cayman Islands exempted limited partnership referred to as “Parent.” Anchorage Capital Group, L.L.C., a Delaware limited liability company, referred to as “ACG,” is the investment manager of Parent and Offeror. Offeror is offering to purchase up to 150,375,940 in the aggregate of the outstanding position holder trust interests of Life Partners Position Holder Trust, a trust organized under the laws of the State of Texas, referred to as the “Trust.” These interests are referred to as the “Trust Interests” and are represented by units of beneficial interest in the Trust. Offeror is also offering to purchase up to 225,563,910 in the aggregate of the outstanding IRA partnership interests of Life Partners IRA Holder Partnership, LLC, a Texas limited liability company, referred to as the “Partnership.” These interests are referred to as the “Partnership Interests” and are represented by units of the Partnership. The Trust Interests and the Partnership Interests are sometimes together referred to as the “Interests.”
“We,” “our” or “us” refer to Offeror and/or Parent. “You” refers to holders of Trust Interests or Partnership Interests to whom the Offer is being made.
The Offer is being made at a price $0.133 for each Trust Interest or Partnership Interest, net to you in cash, without interest thereon. However, we may deduct from the purchase price any applicable withholding taxes and the amount of any distributions made by the Trust or the Partnership, as applicable, based upon a record date occurring from the date of this Offer to Purchase until the date and time the Trust Interests and the Partnership Interests are accepted by us for payment. This Offer to Purchase and the related Assignment Forms, which may be amended or supplemented from time to time, together constitute and are referred to as the “Offer.” While for convenience we refer to the offer to purchase the Trust Interests and the offer to purchase Partnership Interests together as constituting the Offer, the two offers are separate. Each offer is subject to a separate maximum number of Interests that Offeror is offering to purchase, and each will be separately prorated if it is oversubscribed, without regard to subscriptions tendered in the other offer.
Tendering holders of Interests will not be obligated to pay brokerage fees, commissions or stock transfer taxes on the purchase of Interests by us under the Offer. We will pay all fees and expenses of Computershare Trust Company, N.A. and Georgeson LLC, which are acting as the Depositary and the Information Agent, respectively, for the Offer. See Section 14 of this Offer to Purchase, “Fees and Expenses.”
THE OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING OR UPON ANY MINIMUM NUMBER OF INTERESTS BEING TENDERED. OUR OBLIGATION TO ACCEPT AND PAY FOR INTERESTS VALIDLY TENDERED PURSUANT TO THE OFFER IS CONDITIONED UPON SATISFACTION OR WAIVER OF THE CONDITIONS SET FORTH IN SECTION 12 — “CONDITIONS TO THE OFFER.”
Mr. Eduardo Espinosa is the trustee of the Trust and the manager of the Partnership. In that capacity, Mr. Espinosa is required by law to communicate the views of the Trust and the Partnership regarding the Offer to holders of Interests no later than ten business days from the date the Offer is commenced. In satisfaction of this obligation, a Solicitation/Recommendation Statement on Schedule 14D-9 of the Trust and the Partnership has been included in the mailing to you together with this Offer to Purchase. The inclusion of the Schedule 14D-9 with this mailing is not and should not be considered a recommendation either by the Trust or the Partnership that you should accept or reject the Offer. As discussed in the Schedule14D-9, both the Trust and the Partnership express no opinion and are neutral regarding the Offer. Before you decide to accept or reject the Offer, you should read the Schedule 14D-9 in its entirety. See Section 9 — “Information Concerning the Purchaser and its Affiliates.”
According to the Form 10-Q of the Trust and the Partnership for the quarter ended June 30, 2018, there were 1,223,686,156 Trust Interests and 748,438,237 Partnership Interests outstanding as of June 30, 2018.

Section 5 — “U.S. Federal Income Tax Consequences” describes various United States federal income tax consequences of a sale of Interests under the Offer.
THIS OFFER TO PURCHASE AND THE RELATED ASSIGNMENT FORMS CONTAIN IMPORTANT INFORMATION THAT YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION REGARDING THE OFFER.
THE TENDER OFFER
Section 1   Terms of the Offer; Proration
Upon the terms of, and subject to the conditions to, the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will purchase up to 150,375,940 Trust Interests and up to 225,563,910 Partnership Interests that are validly tendered prior to the expiration date, and not withdrawn, at a price of  $0.133 per Interest, net to the seller in cash. The term “expiration date” means 5:00 p.m., New York City time, on December 17, 2018. However, we may, in our sole discretion, extend the period of time during which the Offer is open. If we do so, the term “expiration date” will mean the latest time and date on which the Offer, as so extended by us, will expire. We may elect to extend the Offer beyond the initial expiration date of December 17, 2018 for any reason, although holders of Interests should not assume that we will necessarily do so. However, we will not extend the Offer past December 31, 2018. See Section 1 — “Terms of the Offer; Proration.”
Under the terms of the organizational documentation governing the Trust and the Partnership, recordation of the assignment of Interests on their registers of ownership can be made only on June 30 and December 31 of each calendar year. We have timed the expiration of the Offer so that following our acceptance of Interests for payment in the Offer, the assignment to Offeror of record ownership of the Interests accepted for payment may be recorded as of December 31, 2018.
Under applicable rules of the Securities and Exchange Commission (referred to as the “SEC”), if holders of Interests tender more than 150,375,940 Trust Interests or more than 225,563,910 Partnership Interests, we may purchase up to an additional Interests 2% of the outstanding Trust Interests or 2% of the outstanding Partnership Interests, respectively, without extending the Offer. Also, we may amend the Offer to purchase more Trust Interests or Partnership Interests, and extend the Offer as required by the rules of the SEC. If holders of Trust Interests tender more than the number of Trust Interests that we are willing to buy, we will purchase the Trust Interests on a pro rata basis. Similarly, if holders of Partnership Interests tender more than the number of Partnership Interests that we are willing to buy, we will purchase the Partnership Interests on a pro rata basis. This means that we will purchase the number of Interests calculated by multiplying the number of Interests properly tendered by a proration factor.
The proration factor will be calculated separately for the Trust Interests and for the Partnership Interests. In each case, the pro ration factor will equal the number of Interests we are willing to buy divided by the total number of Interests properly tendered by all holders of Trust Interests or Partnership Interests, as applicable. For example, assuming the number of Interests we agree to buy remains unchanged at 150,375,940 Trust Interests and 225,563,910 Partnership Interests, and 300,751,880 Trust Interests and 451,127,820 Partnership Interests are tendered, we will purchase 50% of the number of Trust Interests and 50% of the number of Partnership Interests that are tendered by a holder. We will make adjustments to avoid purchases of fractional Interests. All Interests not accepted for payment due to an oversubscription will continued to be owned by the tendering holders, as described in Section 4 — “Acceptance for Payment and Payment.”
We reserve the right to increase or decrease the number of Interests we are seeking in the Offer, subject to applicable laws and regulations of the SEC as described below.
Subject to the terms of the applicable rules and regulations of the SEC, we reserve the right, regardless of whether or not any of the conditions to the Offer are satisfied, to:
•
extend the Offer beyond the then scheduled expiration date — and delay acceptance for payment of and payment for any Interests — by giving oral or written notice of that extension to the Depositary, provided that we will not extend the expiration date beyond December 31, 2018; and

•
amend the Offer in any other respect by giving oral or written notice of that amendment to the Depositary,

UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED INTERESTS, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH INTERESTS.
There can be no assurance that we will exercise our right to extend the Offer. For the avoidance of any doubt, we will not extend either the offer to purchase the Trust Interests or the offer to purchase the Partnership Interests unless both are extended to the same expiration date.
If by 5:00 p.m., New York City time, on Monday, December 17, 2018 (or any date or time then set as the expiration date), any or all of the conditions to the Offer has or have not been satisfied or waived, we reserve the right, subject to the applicable rules and regulations of the SEC:
(i)
to terminate the Offer and not accept for payment or pay for any Interests and return all tendered Interests to tendering holders of Interests;

(ii)
to waive all the unsatisfied conditions and accept for payment and pay for all Interests validly tendered prior to the expiration date and not theretofore withdrawn;

(iii)
to extend the Offer and, subject to the right of holders of Interests to withdraw Interests until the expiration date, retain the Interests that have been tendered during the period for which the Offer is extended; or

(iv)
to amend the Offer.

There will not be a subsequent offering period.
Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof. Rule 14e-l(d) under the Securities Exchange Act of 1934 (referred to as the “Exchange Act”) requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Rules 14d-4(d) and 14d-6(c) under the Exchange Act require that any material change in the information published, sent or given to holders of Interests in connection with the Offer must be promptly disseminated to holders of Interests in a manner reasonably designed to inform holders of Interests of such change. We intend to disseminate the information by issuing a press release.
If we extend the Offer, we are delayed in accepting for payment or paying for Interests, or we are unable to accept for payment or pay for Interests pursuant to the Offer for any reason, the Depositary may, on our behalf, retain all Interests tendered. Tendered Interests may not be withdrawn except as provided in Section 3 — “Withdrawal Rights.” Our reservation of the right to delay acceptance for payment of, or payment for, Interests is subject to applicable law, which requires that we pay the consideration offered or return the Interests deposited by or on behalf of holders of Interests promptly after the termination or withdrawal of the Offer.
If we make a material change in the Offer, or if we waive a material condition to the Offer, we will extend the Offer to the extent required by Rules 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in its terms, other than a change in price or the percentage of securities sought, will depend on the facts and circumstances then existing, including the materiality of the changed terms or information.
We may, in our sole discretion, decide to increase or decrease the consideration offered in the Offer or to change the percentage of Trust Interests or Partnership Interests we are seeking in the Offer. If, at the time that notice of any such changes is first published, sent or given to holders of Interests, the Offer is scheduled to expire at any time earlier than the tenth business day after (and including) the date of such notice, then the Offer will be extended at least until the expiration of such period of ten business days. If, however, we increase the number of Interests we are seeking under the Offer by not more than 2% of the outstanding Trust Interests or Partnership Interests, as applicable, then pursuant to Rule 14e-1(b) under the Exchange Act, we would not be required to extend the expiration date of the Offer.

We will promptly furnish, at our expense, this Offer to Purchase, the related Assignment Forms and other relevant materials to those holders of Interests who request the materials from our Information Agent.
As used in this Offer to Purchase, the term “business day” means any day other than Saturday, Sunday, any U.S. federal holiday or any day on which banking institutions in the City of New York, Borough of Manhattan, are closed.
Section 2   Procedure for Tendering Interests
Valid Tender.   For a holder of Interests to validly tender Interests under the Offer, the Depositary must receive, at the address set forth on the back cover of this Offer to Purchase and prior to the expiration date of the Offer:
•
if you are tendering Trust Interests, the completed white Assignment Form; or

•
if you are tendering Partnership Interests, the completed yellow Assignment Form.

Facsimile copies of the forms may also be used.
If you are signing the Assignment Form in a representative capacity, you will also be required to furnish proof of your authority. For example, if you are signing as an officer of a corporation, you should submit an officer’s certificate to evidence your authority. If you are signing as a trustee of a trust, you should submit a certificate of incumbency. Also, you should note that only the IRA custodian, and not the beneficiary, can execute an Assignment Form on behalf of an individual retirement account.
Magna Servicing, LLC serves as Servicer for each of the Trust and the Partnership. The Trust Interests are recorded in book entry form on a register of the Trust maintained by the Servicer for this purpose, and the Partnership Interests are recorded in book entry form on a register of the Partnership maintained by the Servicer for this purpose. Accordingly, there are no certificates or other physical or electronic indicia of ownership of the Interests that tendering holders are required to deliver to the Depositary. However, by delivering to the Depositary the applicable Assignment Form, and any other required documents, you will be deemed to have tendered your Interests for purposes of the Offer, and your tender may only be withdrawn as provided in Section 3 — “Withdrawal Rights.” The valid tender of Interests by you by the procedures described in this Section 2 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer, including as described in this paragraph.
THE METHOD OF DELIVERY OF THE APPLICABLE ASSIGNMENT FORM AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE TENDERING HOLDER. DOCUMENTS WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. WE RECOMMEND THAT YOU DELIVER BY REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.
Other Requirements.   Notwithstanding any other provision hereof, payment for Interests accepted for payment in the Offer will in all cases be made only after timely receipt by the Depositary of:
•
an Assignment Form, or a facsimile thereof, properly completed and duly executed;

•
any other documents required to evidence the authority of the person signing the Assignment Form, as indicated above.

UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE OF THE INTERESTS WE PURCHASE IN THE OFFER, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN MAKING THAT PAYMENT.
Appointment.   By executing an Assignment Form, you will irrevocably appoint us or our designees as your attorneys-in-fact, each with full power of substitution, as your agent and attorney in-fact with respect to your tendered Interests:

•
to deliver the Interests to the Trust or the Partnership, as the case may be, for transfer, and to transfer ownership of such Interests on the books and records of the Trust or the Partnership, as the case may be, together with all accompanying evidence of transfer and authenticity;

•
to change the address of record for distributions with respect to the tendered Interests to the address of Offeror; and

•
to receive all benefits, and otherwise exercise all rights of beneficial ownership of the tendered Interests, all in accordance with the terms of the Offer.

This power of attorney is an irrevocable power coupled with an interest. It will become effective when, and only to the extent that, we accept for payment Interests tendered by you. Once it becomes effective, all prior powers of attorney, proxies and consents you have given with respect to the Interests tendered by you and accepted for payment by us will be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by you or on your behalf  (and, if given, will not be effective).
Tendering Interest Holder’s Representations and Warranties.   By tendering any Interests, you represent and warrant:
•
that you own the Interests that you are tendering of record and beneficially;

•
that you have full power and authority to validly tender, sell, assign, and transfer the Interests that you are tendering; and

•
that when the tendered Interests are purchased by Offeror, no person will have the right to assert a claim of any kind against Offeror with respect to the Interests, including (but not limited to) any claim by way of a lien, charge or other encumbrance or any claim of beneficial ownership, option or other right that you may have granted with respect to the Interests.

Rule 14e-4.   It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender securities in a partial tender offer for such person’s own account unless at the time of tender and at the expiration date such person has a “net long position” in the securities. In the Offer, only holders of record of Interests, as reflected on the books and records of the Servicer, may tender their Interests, and no transfers of record can be made during the period when the Offer is outstanding, as the next date for recording transfers is December 31, 2018. Accordingly, as a practical matter, compliance with Rule 14e-4 in the Offer is assured.
Determination of Validity.   We will decide, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Interests, and each such decision will be final and binding. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for payment of, or payment for, Interests which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Interests of any particular holder of Interests whether or not we waive similar defects or irregularities in the case of other holders of Interests.
No tender of Interests will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of, and conditions to, the Offer, including the Assignment Forms and the instructions for completing the forms, will be final and binding. By tendering Interests to us you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.
Backup U.S. Federal Income Tax Withholding.   Under the U.S. federal income tax laws, payments in connection with the transaction may be subject to “backup withholding” at a rate of 24%, unless a holder of Interests that holds Interests:
•
provides a correct taxpayer identification number (which, for an individual holder of Interests, is the Interest holder’s social security number) and any other required information; or

•
is a corporation or other exempt payee and, when required, demonstrates this fact and otherwise complies with the applicable requirements of the backup withholding rules.

A holder of Interests that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. To prevent backup U.S. federal income tax withholding with respect to cash payable under the Offer, a holder of Interests should provide the Depositary with its correct taxpayer identification number and certify that the holder of Interests is not subject to, or is exempt from, backup U.S. federal income tax withholding by completing the Substitute Internal Revenue Service Form W-9 included in the Assignment Form. Non-corporate foreign holders of Interests should complete and sign the appropriate Internal Revenue Service Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See instruction 6 to the Assignment Form. Backup withholding is not an additional tax. Any amount withheld from a payment to you under the backup withholding rules is allowable as a refund or credit against your U.S. federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service.
You should consult your tax advisor regarding qualifications for exemption from backup withholding and the procedure for obtaining such an exemption.
WE WILL DECIDE, IN OUR REASONABLE DISCRETION, ALL QUESTIONS AS TO THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF INTERESTS, AND EACH SUCH DECISION WILL BE FINAL AND BINDING ON ALL PARTIES.
Section 3   Withdrawal Rights
Except as this Section 3 otherwise provides, tenders of Interests are irrevocable. You may withdraw tenders of Interests that you have previously made under the Offer according to the procedures we describe below at any time prior to the expiration date. In addition, pursuant to Section 14(d)(5) of the Exchange Act, you may also withdraw your tenders of Interests at any time after January 11, 2019, which is the 60th day after the date of the commencement of the Offer, unless such Interests have been accepted for payment as provided in the Offer.
For a withdrawal to be effective, a written notice of withdrawal must:
•
be received in a timely manner by the Depositary at the address set forth on the back cover of this Offer to Purchase; and

•
specify the name of the person having tendered the Interests to be withdrawn and the type and number of Interests to be withdrawn.

Withdrawals of tenders of Interests may not be rescinded, and any Interests properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn Interests may be retendered at any time prior to the expiration date by again following one of the procedures described in Section 2 — “Procedure for Tendering Interests.”
We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Interests by any holder of Interests, whether or not we waive similar defects or irregularities in the case of any other holder of Interests. None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.
Section 4   Acceptance for Payment and Payment
On the terms of, and subject to the conditions to, the Offer, including, if we extend or amend the Offer, the terms and conditions of any such extension or amendment, we will accept for payment, and will pay promptly after the expiration date for, all Interests validly tendered prior to the expiration date and not properly withdrawn up to a maximum of 150,375,940 of Trust Interests and a maximum of 225,563,910 of Partnership Interests.

We will decide, in our reasonable discretion, all questions as to the satisfaction of those terms and conditions, and each such decision will be final and binding. We expressly reserve the right, in our sole discretion, to delay acceptance for payment of, or payment for, Interests until satisfaction of all conditions to the offer relating to governmental or regulatory approvals. We will effect any such delays in compliance with Exchange Act Rule 14e-1(c), which relates to the obligation of a bidder to pay for or return tendered securities promptly after the termination or withdrawal of its offer.
In all cases, we will pay for Interests we have accepted for payment under the Offer only after timely receipt by the Depositary of:
•
the applicable Assignment Form, properly completed and executed with any required signatures thereon; and

•
any other documents required to evidence the authority of the person signing the Assignment Form.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Interests properly tendered to us and not withdrawn, if and when we give oral or written notice to the Depositary of our acceptance for payment of those Interests. We will pay for Interests we have accepted for payment under the Offer by depositing the purchase price therefor with the Depositary. The Depositary will act as agent for tendering holders of Interests for the purpose of receiving payment from us and transmitting payment to tendering holders of Interests whose Interests we have accepted for payment.
UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED INTERESTS, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR THOSE INTERESTS.
If we are delayed in our acceptance for payment of, or payment for, Interests or we are unable to accept for payment or pay for Interests under the Offer for any reason, then, without prejudice to our rights under the Offer, the tender of the Interests, for which the Assignment Forms and any other required documents have been delivered to the Depositary, will remain in effect, and may not be withdrawn except to the extent tendering holders of Interests are entitled to exercise, and duly exercise, the withdrawal rights described in Section 3 — “Withdrawal Rights.”
If for any reason we do not purchase Interests that have been tendered in the Offer for any reason, including on account of proration, those Interests will not be transferred to us, and the holders of those Interests will remain the owners of the Interests as if they had not been tendered in the Offer.
Section 5   U.S. Federal Income Tax Consequences
The following summary is a description of certain United States federal income tax consequences relating to the participation by holders of Interests in the Offer. If you are considering participating in the Offer, you should consult your own tax advisor regarding the application of United States federal income tax laws, as well as the application of any state, local or foreign tax laws, to your particular situation.
Taxable Transaction.   Your receipt of cash for Interests tendered in the Offer will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended, referred to as the “Code,” and also may be a taxable transaction under applicable state, local or foreign income or other tax laws.
Generally, for U.S. federal income tax purposes, you will recognize gain or loss equal to the difference between the amount of cash you receive in the Offer and your adjusted tax basis in the Interests for which you received that cash. Gain or loss will be calculated separately for each block of Interests tendered and purchased under the Offer.
If you hold Interests as capital assets, the gain or loss you recognize will be capital gain or loss, which will be long-term capital gain or loss if your holding period for the Interests exceeds one year. If you are a non-corporate taxpayer, long-term capital gains will be taxed at favorable rates. Under present law, the ability to use capital losses to offset ordinary income is limited. You should consult your tax advisor in this regard.

The foregoing summary may not be applicable with respect to holders of Interests who are subject to special tax treatment under the Code, such as non-U.S. persons, life insurance companies, tax-exempt organizations, employee benefit plans and financial institutions. In addition, the foregoing summary may not apply to a holder of Interests in light of such holder’s individual circumstances, such as holding Interests as a dealer in securities or foreign currency or as a hedge or as part of a straddle or a hedging, constructive sale, integrated or other risk-reduction transaction. We base this summary on present law, which is subject to change, possibly with retroactive effect, and any such change could affect the continuing validity of this summary. This summary does not address the effect of any applicable state, local or foreign tax laws.
THE SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS BASED ON THE LAW IN EFFECT ON THE DATE HEREOF. WE URGE YOU TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF ANY CHANGES IN U.S. FEDERAL OR OTHER APPLICABLE TAX LAWS.
Backup Withholding.   In general, some holders of Interests may be subject to backup withholding at a 24% rate on cash payments they receive under the Offer unless certain information is provided to the Depositary or an exemption applies. See Section 2 — “Procedure for Tendering Interests.”
Section 6   Price Range of the Interests; Dividends
Offeror understands that there is no trading market for the Interests, which are not listed on any securities exchange and are not quoted on any over-the-counter trading platform. Accordingly, we are unable to provide any information on market prices of the Interests.
Offeror understands that neither the Trust nor the Partnership has made any distributions with respect to the Interests to date.
Section 7   Effect of the Offer on the Market for the Interests
As noted above, Offeror understands there is no trading market for the Interests, which are highly illiquid and which can only be transferred on the registers maintained by the Servicer for this purpose. Accordingly, we do not believe our purchase of the Interests in the Offer will have a material adverse effect on the liquidity or value of the Interests that remain outstanding following completion of the Offer. Also, because the Interests do not have any voting rights, we do not expect that our purchase of Interests in the Offer will have any effect upon the governance or conduct of operations of either the Trust or the Partnership.
Section 8   Information Concerning the Trust and the Partnership
General.   The Trust is a trust organized under the laws of the State of Texas. The Partnership is a limited liability company organized under the laws of the State of Texas. The executive offices of the Trust and the Partnership are located at 2001 Ross Ave., Suite 3600, Dallas, Texas, and the telephone number at that address is 214-698-7893. The management and affairs of the Trust are conducted by a trustee, and the management and affairs of the Partnership are conducted by a manager. Mr. Eduardo Espinosa is both the trustee of the Trust and the manager of the Partnership.
The Trust and the Partnership were created on December 9, 2016, as a result of bankruptcy proceedings initiated in 2015 by Life Partners Holdings, Inc., a Texas corporation, its wholly-owned subsidiary Life Partners, Inc., a Texas corporation, and its wholly-owned subsidiary LPI Financial Services, Inc., a Texas corporation. From 1991 until 2014, Life Partners, Inc. was a specialty financial services company engaged in the business of purchasing individual life insurance policies from third parties by raising money from the offer and sale to investors of  “fractional interests” in such policies.
The Bankruptcy Court for the Northern District of Texas created the Trust and the Partnership as part of the debtors’ plan of reorganization to satisfy the claims of a creditor group that was comprised of approximately 22,000 holders of record of over 100,000 “fractional interests” in life insurance policies of third parties, with a face amount of approximately $2.2 billion as of December 9, 2016.

Available Information.   Each of the Trust and the Partnership is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Each of the Trust and the Partnership must disclose in annual reports filed with the SEC information as of particular dates information concerning its management, the remuneration of its management and any material interest of management in transactions with the Trust or the Partnership, respectively. That information is available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, DC 20549. You can obtain copies of that information by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 450 Fifth Street, N.W., Washington, DC 20549. The SEC also maintains a web site that contains reports, proxy statements and other information regarding registrants that file electronically with it. You can find those reports, proxy statements and other information on the SEC’s web site, http://www.sec.gov.
Except as otherwise stated herein, the information concerning the Trust and the Partnership contained herein has been taken from, or based on, publicly available documents on file with the SEC and other publicly available information. Although we do not have any knowledge that any such information is untrue, we take no responsibility for the accuracy or completeness of that information or for any failure by the Trust or the Partnership to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to us.
Section 9   Information Concerning the Purchaser and its Affiliates
General.   Offeror was formed for the purpose of acquiring the Interests in this Offer. Offeror is a Delaware limited liability company that serves as an investment vehicle and, to date, has engaged in no activities other than those incident to its formation and the Offer. Parent, an investment fund, is a Cayman Islands exempted limited partnership and the sole member of Offeror. ACG, an investment adviser registered with the SEC, is a Delaware limited liability company and is the investment manager of Parent and Offeror. Anchorage IO GP VI, L.L.C., a Delaware limited liability company (“AIO GP VI”), is the general partner of Parent.
ACG and AIO GP VI are ultimately controlled by Kevin Ulrich. Mr. Ulrich is the Chief Executive Officer and Senior Portfolio Manager of ACG. Mr. Ulrich has held such positions for more than five years. As of the date of this Offer to Purchase, none of Parent or any of its affiliates owns any Interests.
None of Offeror, Parent, ACG, AIO GP VI nor Mr. Ulrich has been convicted in a criminal proceeding during the last five years (excluding traffic violations or similar misdemeanors). None of Offeror, Parent, ACG, AIO GP VI nor Mr. Ulrich has been a party to any judicial or administrative proceeding during the last five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
The business address of ACG is 610 Broadway, 6th Floor, New York, New York 10012, and the business address of Offeror, AIO GP VI and Mr. Ulrich is c/o Anchorage Capital Group, L.L.C., 610 Broadway, 6th Floor, New York, New York 10012. The telephone number there is (212) 432 4600. The business address of Parent is Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands, and the telephone number there is +1(345) 814-7600.
Notice and Indemnity Agreement.   Beginning in March of 2018, representatives of an affiliate of ACG approached representatives of the Trust and Partnership to discuss the possibility of a tender offer for the Interests, thereby providing liquidity to holders of the Interests who desired current cash for their Interests. At the time, ACG entered into a customary non-disclosure agreement with the Trust and the Partnership. Between May and November of 2018, representatives of Offeror and the Trust and the Partnership discussed a possible offer for the Interests, exchanged information and discussed the terms of an Assignee’s Notice of Assignment and Assumption and Indemnity Agreement, referred to as the “Notice and Indemnity Agreement,” between Offeror and the Trust and Partnership. The agreement, which is dated the date of this Offer to Purchase, governs the terms under which the Trust and Partnership would agree to transfer the Interests tendered in the Offer.

The Notice and Indemnity Agreement provides that the Trust and the Partnership, as applicable, will record the assignment of Interests acquired by Offeror in the Offer, and will recognize Offeror as the record owner of such Interests for all purposes. The assignment will be recorded as of December 31, 2018. The Notice and Indemnity Agreement further provides that the Trust or the Partnership, as applicable, will recognize the assignment to Offeror by a tendering holder of the right to receive dividends, distributions and other remittances paid on account of the Interests, based on a record date following the acceptance for payment of Interests in the Offer. As set forth in the Assignment Forms, each tendering holder agrees that Offeror will be entitled to receive any such dividends, distributions and other remittances paid based upon a record date occurring from and after the time the Interests are accepted for payment.
Under the Notice and Indemnity Agreement, Offeror makes certain representations and warranties to the Trust and the Partnership, including, among others,
•
that upon consummation of the Offer, Offeror would become a protected purchaser of the purchased Interests;

•
that Offeror has the authority to enter into the Notice and Indemnity Agreement and that the agreement was duly executed and delivered by Offeror;

•
that Offeror acknowledges the bankruptcy plan documents pursuant to which the Trust and Partnership were established;

•
that to Offeror’s knowledge, it has received no material non-public information concerning the Trust and the Partnership;

•
that Offeror will be acquiring the Interests in the Offer for investment;

•
that the Offer will be conducted in compliance with applicable law;

•
that the Trust and the Partnership have not given advice to Offeror with respect to the assignment of Interests to Offeror in the Offer; and

•
that, except for the information contained in the public filings of the Trust and the Partnership, Offeror was not relying on any statements of the Trust and the Partnership in making the Offer.

The Trust and the Partnership also make certain representations and warranties to Offeror, including:
•
that the Trust and the Partnership have the authority to enter into the Notice and Indemnity Agreement and that the agreement was duly executed and delivered by them; and

•
that to the knowledge of the Trust and the Partnership, none of the information received from them by Offeror constitutes material non-public information.

In addition, the Notice and Indemnity Agreement contains certain covenants of Offeror. These include, among others, the agreement of Offeror:
•
to be bound by the transfer restrictions in the bankruptcy plan documents;

•
not to transfer the Interests for a period of one year from the date the Interests acquired in the Offer are assigned to Offeror, except to affiliates;

•
not to participate in a change of control transaction (defined as a change of more than 50% of the voting interests in Offeror, except for transfers to affiliates), for a period of one year from the date the Interests acquired in the Offer are assigned to Offeror;

•
not to list the Interests for trading, take any action to develop a trading market for the Interests, act as a broker or dealer with respect to the Interests, accept any compensation for trading activity with respect to the Interests, collect and disseminate information in connection with trading activity relating to the Interests, or otherwise facilitate any trading activities with respect to the Interests; and

•
to acknowledge that the Trust and the Partnership make no representation with respect to the assignment of the Interests to Offeror as a consequence of the Offer, except that the tendering holders are holders of record of the Interests, that upon recordation of the assignment to Offeror, Offeror will be the holder of record of the Interests tendered in the Offer, and that the Trust and the Partnership will pay dividends, distributions and other remittances on the Interests to Offeror as set forth above.
Offeror has also agreed to indemnify the Trust and the Partnership, and their affiliates and related persons, against damages that they may incur as a result of a breach of the terms of the Notice and Indemnity Agreement or that otherwise relate to the assignment of Interests and other actions contemplated by the Notice and Indemnity Agreement.
The Notice and Indemnity Agreement has been filed as exhibit (d) to a Schedule TO under Exchange Act Rule 14d-3 that we have filed with the SEC with respect to the Offer. See Section 16 — “Miscellaneous.” You are referred to that exhibit for the full text of the Notice and Indemnity Agreement.
Other.   Except as described, during the two years prior to the date of this Offer to Purchase, none of Offeror, Parent, or any affiliate of us:
(i)
has owned or has a right to acquire any Interests or other securities of the Trust or the Partnership;

(ii)
has affected any transaction in any securities of the Trust or the Partnership during the past 60 days;

(iii)
has any agreement, arrangement or understanding, whether or not legally enforceable, with any person with respect to the securities of the Trust or the Partnership;

(iv)
has engaged in any transaction with the Trust or its trustee, or the Partnership or its manager, or any of their respective affiliates that would require reporting under the rules or regulations of the SEC; or

(v)
has entered into any negotiations, transactions or material contracts concerning a merger, consolidation, tender offer or other acquisition of the Trust’s or the Partnership’s securities, or a sale or other transfer of a material amount of assets of the Trust or the Partnership.

Section 10   Source and Amount of Funds
If we purchase the maximum number of Trust Interests and Partnership Interests pursuant to the Offer at $0.133 per Interest, our aggregate cost will be $50,000,000 million, not including fees and expenses which are estimated to be approximately $1.6 million. See Introduction and Section 1 — “Terms of the Offer; Proration” of this Offer to Purchase. The Offer is not conditioned on any financing arrangements.
Offeror will fund its purchase of Trust Interests and Partnership Interests sought in the Offer, together with related fees and expenses, from capital available to Parent via commitments from investors.
We do not believe the financial statements of Parent are material because (1) the consideration offered for the Interests consists solely of cash; (2) the Offer is not subject to any financing conditions; and (3) Parent has sufficient capital available to purchase all the Interests which we are seeking.
Section 11   Purpose of the Offer; Plans for the Trust and the Partnership
Purpose.   We are making the Offer because we believe that the Interests are an attractive long term investment. In part because the Trust and the Partnership under their charter documents are prohibited from facilitating a market in the Interests, no such market exists where we could acquire the Interests. The Offer will provide liquidity to those holders of Interests desiring to sell, while giving us an opportunity to invest in the Interests, which we currently intend to hold for the long term.
Plans for the Trust and the Partnership.   Following consummation of the Offer, we expect the management and affairs of the Trust and the Partnership to be conducted as they are being presently conducted by Mr. Espinosa, who serves as trustee of the Trust and manager of the Partnership. The Trust Interests do not have any voting rights, or other rights of management, in the Trust, and the Partnership Interests do not have any voting rights, or other rights of management, in the Partnership. Accordingly, we do not anticipate that ownership of the Interests that we acquire in the Offer will necessarily provide us with significant management input. Also, the business of the Trust, and indirectly the Partnership, is to collect the funds generated by the life insurance policies in which they are invested, pay their expenses and distribute the excess to Interest holders. This is likely to remain unchanged irrespective of who owns the Interests.
Section 12   Conditions to the Offer
Notwithstanding any other term of the Offer, we shall not be required to accept for payment, and may postpone the acceptance for payment of, Interests tendered if any of the following events occur prior to the expiration of the Offer:
(a)
we determine, in our reasonable discretion, that the Trust or the Partnership will be unable to register the assignment of Interests accepted for payment in the Offer to the name of Offeror or its affiliate within three business days following expiration of the Offer;

(b)
there shall have occurred,

•
any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter markets in the United States;

•
a declaration of a banking moratorium or any suspension of payments in respect of banks in which we hold accounts or banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our reasonable judgment, would adversely affect, the extension of credit by banks or other financial institutions;

•
the commencement or escalation of a war, armed hostilities or other similar national or international calamity, including but not limited to, an act of terrorism, directly or indirectly involving the United States; or

•
in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;

(c)
any change (or condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, Interest holders’ equity, financial condition, operations, licenses, results of operations or prospects of the Trust or the Partnership that, in our reasonable judgment, would reasonably be expected to have a materially adverse effect on the Trust or the Partnership or us or any of our affiliates, or we shall have become aware of any fact that, in our reasonable judgment, will have a material adverse effect on the value of the Interests;

(d)
legislation amending the Code has been passed by either the U.S. House of Representatives or the Senate or becomes pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the Offer in any manner that would materially adversely affect us or any of our affiliates;

(e)
there shall be threatened, instituted, or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:

•
challenges, restrain or prohibit the making of the Offer, the acquisition by us of the Interests, or any other matter directly or indirectly relating to the Offer, or seeks to obtain any material damages as a result of, or directly or indirectly relating to, the transactions contemplated by the Offer;

•
seeks to make the purchase of, or payment for, some or all of the Interests pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the Interests;

•
seeks to impose limitations on our ability (or any affiliate of ours) to acquire or hold or to exercise full rights of ownership of the Interests;

•
would be expected to result, in our reasonable judgment, in a limitation of the benefits expected to be derived by us as a result of the transactions contemplated by the Offer or the value of the Interests to us;

•
otherwise would be expected, in our reasonable judgment, to materially adversely affect the business, properties, assets, liabilities, capitalization, holders of Interests’ equity, financial condition, operations, licenses, results of operations or prospects of the Trust or the Partnership; or

•
otherwise directly or indirectly relates to the Offer or which otherwise, in our reasonable judgment, would adversely affect us, the Trust or the Partnership or any of our affiliates or the value of the Interests;

(f)
any action shall have been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us, the Trust or the Partnership or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment —

•
indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Interests thereunder;

•
would prohibit, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us thereof, including the receipt of any distributions or other benefits of ownership of the purchased Interests to which owners of Interests are entitled generally; or

•
otherwise would be expected, in our reasonable judgment, to materially adversely affect the business, properties, assets, liabilities, capitalization, holders of Interests’ equity, financial condition, operations, licenses, results of operations or prospects of us, the Trust or the Partnership or any of our subsidiaries or affiliates;

(g)
any tender or exchange offer for any Interests of the Trust or the Partnership shall have been made or publicly proposed to be made by another person, or shall have been publicly disclosed or we shall have learned that any person, entity or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender offer or exchange offer for any Interests or other business combination with or involving the Trust or the Partnership; or

(h)
any approval, permit, authorization, favorable review or consent of any governmental, administrative or regulatory entity, agency or authority with jurisdiction over the Offer, Offeror, the Trust or the Partnership shall not have been obtained on terms satisfactory to us in our reasonable discretion;

which, in our reasonable judgment, in any such case, and regardless of the circumstances (including any action or inaction by us) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment.
All the foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such condition (including any action or inaction by us) or may be waived by us in whole or in part at any time and from time to time prior to the expiration of the Offer in our reasonable discretion. Our failure at any time to exercise any of these rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by us concerning the events described in this Section 12 will be final and binding upon all parties.
Without limiting our rights under this Section, if any of the enumerated conditions shall occur at any time prior to the expiration of the Offer, we may amend the Offer or terminate the Offer and not accept for payment any tendered Interests.

In addition to the conditions of the Offer enumerated above, the offer to purchase the Trust Interests and the offer to purchase the Partnership Interests are cross-conditioned on one another. We will only consummate one of the offers if both are consummated. So, for example, if the conditions to the Offer are satisfied with respect to the Trust Interests but not with respect to the Partnership Interests, we will not consummate either of the offers.
Our rights under this Section are subject to any applicable rules and regulations of the SEC, including Exchange Act Rule 14e-l(c), which relates to our obligation to pay for or return tendered Interests promptly after the termination or withdrawal of the Offer.
Section 13   Legal Matters
Based on a review of publicly available filings the Trust and the Partnership have made with the SEC and other publicly available information concerning the Trust and the Partnership, we are not aware of any license or regulatory permit that appears to be material to the business of the Trust or the Partnership that might be adversely affected by our acquisition of Interests as contemplated by the Offer or of any approval or other action by any governmental entity that would be required or desirable for the acquisition or ownership of Interests by us as contemplated by the Offer. Should any approval or other action be required or desirable, we currently contemplate that we will seek or request the Trust and the Partnership to seek that approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions. Should any such approval or other action not be obtained or be obtainable only subject to substantial conditions, we could decline to accept for payment or pay for any Interests tendered. See Section 12 — “Conditions to the Offer.”
Holders of Interests tendering in the Offer are not being asked to waive any non-waivable rights that they may have under federal or state securities laws.
Antitrust Compliance.   We believe that the consummation of the Offer will not violate any antitrust laws; however, there can be no assurance that a challenge to the offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action results in an injunction or order, we may not be obligated to consummate the Offer. See Section 12 — “Conditions of the Offer.”
State Takeover Laws.   We are not aware of any fair price, moratorium, control share acquisition or other form of anti-takeover statute, rule or regulation of any state or jurisdiction that applies or purports to apply to the Offer. We have not attempted to comply with any state takeover statute or regulation in connection with the offer. We reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found to be applicable to the Offer, we might be unable to accept for payment or pay for Interests tendered pursuant to the Offer, or we might be delayed in continuing or consummating the offer. In such case, we may not be obligated to accept for payment or pay for any Interests.
Section 14   Fees and Expenses
We have retained Computershare Trust Company, N.A. and Georgeson LLC to serve as the Information Agent and the Depositary, respectively, in connection with the Offer. Each will receive reasonable and customary compensation for its services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against various liabilities and expenses in connection therewith, including various liabilities and expenses under the federal securities laws. Georgeson LLC may contact the holders of Interests by mail, facsimile, email or telephone. In addition, Offeror has established a telephone hotline that is staffed by Georgeson LLC to enable holders of Interests to receive information concerning the Offer.
In addition, we have agreed to pay Sanford Scott & Company LLC, as payment for facilitating communications with holders of Interests and otherwise for its advisory and consulting services on behalf of Offeror in connection with the Offer, a fee equal to: (a) 3.0% of the first $20,000,000 invested in Interests accepted for payment pursuant to the Offer; plus (b) 2.0% of the second $20,000,000 invested in Interests accepted for payment; plus (c) 1.0% of the amount, if any, invested in Interests accepted for payment after the initial $40,000,000 investment referenced in (a) and (b) immediately above.

We will not pay any fees or commissions to any person, other than Computershare Trust Company, N.A., Georgeson LLC and Sanford Scott & Company LLC, in connection with the solicitation of tenders of Interests under the Offer.
Section 15   Dividends and Distributions
The Trust and the Partnership have not declared or paid any cash dividend or other distribution on the Interests since inception.
If after November 13, 2018 (the date of commencement of the Offer), the Trust or the Partnership should declare or pay a dividend or distribution, or make any other remittance, on the Interests, including the issuance or distribution with respect to the Interests of any additional Interests or other securities or property, payable or distributable to holders of Interests prior to the acceptance of Interests for payment pursuant to the Offer, based on a record date occurring during that period, then the Offer price will be reduced by (i) the amount of any such cash dividend, distribution or remittance, and (ii) the fair market value of any such non-cash dividend, distribution or remittance, as determined by Offeror in its reasonable discretion.
If the Offer price is reduced pursuant to the preceding sentence, and if, at the time that notice of any such reduction in the Offer price is first published, sent or given to holders of Interests, the Offer is scheduled to expire at any time earlier than the tenth business day after (and including) the date of such notice, then the Offer will be extended at least until the expiration of such period of ten business days.
By tendering their Interests, holders agree to assign to Offeror all rights to receive dividends, distributions and other remittances from the Trust or the Partnership, respectively, with respect to the tendered Interests that are paid based on a record date from and after the time of acceptance of the Interests for payment pursuant to the Offer, even if the assignment of the Interests to Offeror has not at the time been recorded on the register of ownership maintained on behalf of the Trust or the Partnership, as applicable, for this purpose.
Section 16   Miscellaneous
The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Interests in any jurisdiction in which the making of the Offer or the acceptance thereof would not comply with the laws of that jurisdiction. We are not aware of any jurisdiction in which the making of the Offer or the tender of Interests in connection therewith would not be in compliance with the laws of such jurisdiction. If we become aware of any state law prohibiting the making of the Offer or the acceptance of Interests pursuant thereto in such state, we will make a good faith effort to comply with any such state statute or seek to have such state statute declared inapplicable to the Offer. If, after such good faith effort, we cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Interests in such jurisdiction.
No person has been authorized to give any information or to make any representation on our behalf not contained in this Offer to Purchase or in the Assignment Forms and, if given or made, that information or representation must not be relied on as having been authorized.
We have filed with the SEC a Schedule TO under Exchange Act Rule 14d-3, together with exhibits, furnishing additional information with respect to the Offer, and may file amendments thereto. That schedule and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Section 8 — “Information Concerning the Trust and the Partnership.”
November 13, 2018	Life Settlement Liquidity Option, LLC

The Assignment Forms and any other required documents should be sent or delivered by each holders of Interests to the Depositary as follows:
The Depositary for the Offer is:
If delivering by mail: Computershare Trust Company, N.A. Attn: Corporate Actions P.O. Box 43011 Providence, RI 02940	If delivering by overnight or courier: Computershare Trust Company, N.A. Attn: Corporate Actions 250 Royall St — Suite V Canton, MA 02021
DELIVERY OF THE ASSIGMENT FORMS TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.
Delivery will be deemed made only when actually received by the Depositary. If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery. Holders of Interests have the responsibility to cause the Assignment Forms and any other documents required by us to be delivered in accordance with the Offer.
Questions and requests for assistance or for additional copies of this Offer to Purchase and the Assignment Forms may be directed to the Information Agent at the telephone number and location set forth below.
The Information Agent for the Offer is:
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Call Toll-Free: (866) 767-8986